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                                                        EXHIBIT 5



                              February 23, 1998



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Airgas, Inc.

Dear Sir or Madam:

     We have acted as counsel to Airgas, Inc. (the "Company"), a Delaware corporation, in connection with the preparation and filing of a registration statement on Form S-3, which was filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

     The Registration Statement covers up to 1,630,311 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), issued or issuable to the Selling Stockholders. Of the total number of Shares covered by the Registration Statement, 1,244,512 shares were issued by the Company on October 1, 1997 pursuant to the Agreement and Plan of Reorganization dated as of October 1, 1997 by and among IGP Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company; the Company; Industrial Gas Products & Supply, Inc., a Colorado corporation; and J. F. Dammann, Ruth C. Dammann,
J. F. Dammann, III, and John H. Dammann(the "Merger Agreement") and the balance of up to 385,799 Shares may be issued to the Selling Stockholders pursuant to the Registration Rights and Stock Adjustment Agreement (the "Registration Rights Agreement").

     We have examined the Registration Statement, including the exhibits thereto, the Company's Amended and Restated Certificate of Incorporation, the Company's By-Laws, as amended, the minutes of actions taken by the Board of Directors of the Company and such other instruments as we deemed necessary for the opinions rendered herein. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

     Based upon the foregoing, we are of the opinion that:

     1. The 1,244,512 Shares issued under the terms of the Merger Agreement are validly issued, fully paid and non-assessable.

     2. The 385,799 Shares that may be issued three years after October 1, 1997 under the terms of the Registration Rights Agreement, when issued in accordance with the terms of the Registration Rights Agreement, will be validly issued, fully paid and non-assessable.





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     We hereby consent to the filing of this opinion as Exhibit 5 to the
Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.


                              Sincerely,

                              McCausland, Keen & Buckman


                              By: /s/ Nancy D. Weisberg
                                  _________________________________
                                  Nancy D. Weisberg, Vice President

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